Exhibit 99

1830 Snake River, Unit A Katy, TX 77449 Tel: 281-646-9878 www.mireandassociates.com

April 30, 2015

Rockdale Resources Corporation
710 N Post Oak #400
Houston, TX 77024
ATTN:  Mr. Leo Womack

SUBJECT:  2014 YE SEC RESERVES EVALUATION

Mr. Womack,

Mire and Associates, Inc. (MAI) has evaluated the proved and probable reserves as of December 31, 2014 for the Rockdale Resources Corporation (Rockdale) interest in selected oil properties. Reserves and cash flows were generated for the Rockdale interests using SEC pricing ($94.99 per barrel). These estimates were done as per the Securities and Exchange Commission’s standards as described in the December 2008 amendment of Section 210.4-10 of Regulation S - X. This report is provided to Rockdale Resources Corporation to satisfy the requirements contained in Item 1202(a)(8) of U.S. Securities and Exchange Commission Regulation S-K.

As of December 31, 2014 we estimate Rockdale’s net proved and probable (2P) reserves to be about 545,010 barrels of oil (545.0 MBO).  Projected future cash flows show a discounted net present value (NPV10%) of $11,390,460.  Rockdale’s net proved reserves are estimated to be 301,920 barrels of oil (301.9 MBO) and projected future cash flows indicate a discounted net present value of (NPV10%) of $6,303,880.

Discussion

The Rockdale properties consist of producing and undeveloped reserves in the Minerva-Rockdale Field located in Milam County, Texas. The purpose of this report is to estimate oil and gas reserves for Rockdale Resources Corporation using industry standard assumptions and methods.  We evaluated the properties and a summary of the reserves and value by reserves class and category is shown in the following table.

Rockdale Reserves Evaluation	Page 2

Rockdale Resources Corporation Reserves & Value Summary - December 31, 2014
Reserves Type	Gross Oil	Net Oil	Net Revenue	Expenses	Investments	Disc. Cashflow	Life
	MBO	MBO	M$	& Taxes M$	M$	NPV10 (M$)	Years
Proved
Producing	99.2	69.4	6,303.5	4,557.1	0.0	1,141.1	18.7
Non-Producing	11.6	9.7	878.2	412.0	109.0	219.9	20.0
Undeveloped	267.4	222.8	20,235.8	9,412.4	2,398.0	4,942.9	21.4
Total Proved	378.2	301.9	27,417.6	14,381.5	2,507.0	6,303.9	21.4
Probable
Undeveloped	291.7	243.1	22,075.4	10,267.5	2,616.0	5,086.6	22.2
Total (2P)	669.9	545.01	49,493.0	24,649.0	5,123.0	11,390.5	22.2

Method of appraisal

Significant data was collected and examined using offset analogy, volumetric calculations and decline curve analysis.  Offset production, logs, maps, analog information and accounting statements were all studied.  The properties have been evaluated on the basis of future net cash flow or income.  This income will accrue to the appraised interest as the wells are produced to their economic limits.  The future net income has also been shown discounted at ten percent (10%) to determine its present worth as required by Regulation S - X.

Economic assumptions

For the cash flow analysis an oil price of $94.99 per barrel was used as per SEC pricing guidelines for 2014.  There were no gas reserves.  Local field price differentials were applied.  These prices were held constant (no escalations).

Operating expense data were supplied by Rockdale for the properties.  MAI analyzed these expenses and average values were included in our cash flows. These expenses were held constant through the life of the properties (no escalations). Lease restoration and well abandonment costs are not included in our analysis as the equipment salvage value should cover these costs.

Reserves determination

Reserves were estimated for the wells by using engineering and geologic methods widely accepted in the industry.  For the producing reservoirs, performance methods were used to estimate reserves.  Extrapolations were made of various historical data including oil, gas and water production and pressure data.  For undrilled reservoirs we used volumetric calculations or offset analogy analysis.

Rockdale Reserves Evaluation	Page 3

Mire & Associates, Inc. have made use of all data, appropriate methods, and procedures that are needed to prepare this report according to SEC regulation S-X Section 210.4-10 as amended on December 2008.  All estimates are a function of the quality of the available data and are subject to the existing economic conditions, operating methods, and government regulations in effect at the time of the report.  The reserves presented in this report are estimates only and should not be interpreted as being exact amounts.  Actual volumes recovered could be higher or lower than estimated.

Not only are such reserves and revenue estimates based on that information which is currently available, but such estimates are also subject to the uncertainties inherent in the application of judgmental factors in interpreting such information.  New regulations could have an adverse effect on the reserves calculated in this report.  Importantly changes to regulations on water disposal or well reinjection could significantly decrease or eliminate this report’s proved reserves.

Titles to the evaluated property have not been examined or independently confirmed.  The data used in this evaluation was supplied by Rockdale or was obtained from public sources.

Summary

Mire & Associates, Inc. has evaluated the 2014 YE reserves for Rockdale Resources’ properties in Milam County Texas.    Net proved and probable (2P) reserves are 545,010 barrels of oil with a net present value of $11,390,460.

Kurt Mire supervised or performed all of the relevant technical work during the creation of this report.  He is a licensed petroleum engineer with a B.S. degree in Petroleum Engineering from the University of Louisiana at Lafayette and 30 years of experience.  In our opinion the reserve estimates presented in this report are reasonable and were made with generally accepted engineering and evaluation principles. The Economic Summary Projection tables for each reserves category are attached.

Sincerely,

Kurt Mire, P.E. Petroleum Engineering Consultant

Date: 05/22/2015 12:29:17PM Partner: All Cases	ECONOMIC SUMMARY PROJECTION Rockdale-Minerva Field Evaluation Custom Selection Discount Rate : 10.00 As of:01/01/2015 2014 YE SEC RESERVES $94.99/BBL - PROVED & PROBABLE	Total

  Est. Cum Oil (Mbbl) :          15.90
Est. Cum Gas (MMcf) :          0.00
Est. Cum Water (Mbbl) :     22.12

		Oil	Gas	Oil	Gas	Oil	Gas	Oil & Gas	Misc.	Costs	Taxes	Invest.	NonDisc. CF	Cum
		Gross	Gross	Net	Net	Price	Price	Rev. Net	Rev. Net	Net	Net	Net	Annual	Disc. CF
Year		(Mbbl)	(MMcf)	(Mbbl)	(MMcf)	($/bbl)	($/Mcf)	(M$)	(M$)	$(M)	(M$)	(M$)	(M$)	(M$)
2015		16.87	0.00	14.05	0.00	90.81	0.00	1,276.33	0.00	335.11	90.73	1,417.00	-566.51	-520.89
2016		79.18	0.00	65.99	0.00	90.81	0.00	5,992.31	0.00	870.74	425.99	3,597.00	1,098.57	384.14
2017		77.10	0.00	64.25	0.00	90.81	0.00	5,834.31	0.00	1,127.42	414.76	109.00	4,183.13	3,690.38
2018		56.61	0.00	47.18	0.00	90.81	0.00	4,284.33	0.00	1,120.26	304.57	0.00	2,859.50	5,744.25
2019		46.32	0.00	38.60	0.00	90.81	0.00	3,505.33	0.00	1,081.08	249.19	0.00	2,175.05	7,163.86

2020		39.95	0.00	33.29	0.00	90.81	0.00	3,023.24	0.00	1,081.08	214.92	0.00	1,727.24	8,188.38
2021		35.30	0.00	29.41	0.00	90.81	0.00	2,671.12	0.00	1,081.08	189.89	0.00	1,400.15	8,943.13
2022		31.90	0.00	26.58	0.00	90.81	0.00	2,413.85	0.00	1,081.08	171.60	0.00	1,161.17	9,512.12
2023		29.23	0.00	24.36	0.00	90.81	0.00	2,212.21	0.00	1,073.24	157.27	0.00	981.71	9,949.27
2024		27.15	0.00	22.62	0.00	90.81	0.00	2,054.39	0.00	1,034.06	146.05	0.00	874.28	10,303.28

2025		25.28	0.00	21.07	0.00	90.81	0.00	1,913.18	0.00	1,034.06	136.01	0.00	743.11	10,576.76
2026		23.77	0.00	19.81	0.00	90.81	0.00	1,798.60	0.00	1,034.06	127.86	0.00	636.67	10,789.76
2027		22.46	0.00	18.72	0.00	90.81	0.00	1,699.72	0.00	1,034.06	120.83	0.00	544.83	10,955.48
2028		21.37	0.00	17.81	0.00	90.81	0.00	1,617.18	0.00	1,034.06	114.96	0.00	468.15	11,084.94
2029		20.27	0.00	16.89	0.00	90.81	0.00	1,533.90	0.00	1,034.06	109.04	0.00	390.79	11,183.17

Rem.		101.26	0.00	84.38	0.00	90.81	0.00	7,662.99	0.00	6,075.11	544.76	0.00	1,043.12	207.30
Total	22.2	654.02	0.00	545.01	0.00	90.81	0.00	49,492.98	0.00	21,130.59	3,518.43	5,123.00	19,720.96	11,390.46

Ult.		669.91	0.00
					Eco. Indicators

					Return on Investment (disc) :			3.501	Present Worth Profile (M$)
					Return on Investment (undisc) :			4.849	PW	5.00% :	14,664.84	PW	20.00% :	7,512.48
					Years to Payout :			1.93	PW	8.00% :	12,546.30	PW	30.00% :	5,353.29
					Internal Rate of Return (%) :			404.48	PW	10.00% :	11,390.46	PW	40.00% :	4,007.54
									PW	12.00% :	10,394.36	PW	50.00% :	3,103.89
									PW	15.00% :	9,137.95	PW	60.00% :	2,464.62

TRC Standard Eco.rpt

Date: 05/22/2015 12:29:17PM Partner: All Cases	ECONOMIC SUMMARY PROJECTION Rockdale-Minerva Field Evaluation Custom Selection Discount Rate : 10.00 As of:01/01/2015 2014 YE SEC RESERVES $94.99/BBL - PROVED & PROBABLE	Total Proved Rsv Class

Est. Cum Oil (Mbbl) :            15.90
Est. Cum Gas (MMcf) :            0.00
Est. Cum Water (Mbbl) :       22.12

		Oil	Gas	Oil	Gas	Oil	Gas	Oil & Gas	Misc.	Costs	Taxes	Invest.	NonDisc. CF	Cum
		Gross	Gross	Net	Net	Price	Price	Rev. Net	Rev. Net	Net	Net	Net	Annual	Disc. CF
Year		(Mbbl)	(MMcf)	(Mbbl)	(MMcf)	($/bbl)	($/Mcf)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)
2015		16.87	0.00	14.05	0.00	90.81	0.00	1,276.33	0.00	335.11	90.73	1,417.00	-566.51	-520.89
2016		52.04	0.00	43.37	0.00	90.81	0.00	3,938.03	0.00	676.02	279.95	1,090.00	1,892.06	1,091.54
2017		36.33	0.00	30.27	0.00	90.81	0.00	2,749.23	0.00	696.10	195.44	0.00	1,857.69	2,560.17
2018		28.63	0.00	23.86	0.00	90.81	0.00	2,166.67	0.00	688.26	154.03	0.00	1,324.39	3,511.02
2019		24.19	0.00	20.16	0.00	90.81	0.00	1,830.89	0.00	649.08	130.16	0.00	1,051.65	4,197.30

2020		21.28	0.00	17.73	0.00	90.81	0.00	1,610.04	0.00	649.08	114.46	0.00	846.50	4,699.36
2021		19.05	0.00	15.87	0.00	90.81	0.00	1,441.53	0.00	649.08	102.48	0.00	689.97	5,071.27
2022		17.38	0.00	14.49	0.00	90.81	0.00	1,315.51	0.00	649.08	93.52	0.00	572.91	5,351.99
2023		16.05	0.00	13.38	0.00	90.81	0.00	1,214.82	0.00	641.24	86.36	0.00	487.22	5,568.87
2024		15.00	0.00	12.50	0.00	90.81	0.00	1,135.09	0.00	602.06	80.69	0.00	452.34	5,752.02

2025		14.04	0.00	11.70	0.00	90.81	0.00	1,062.45	0.00	602.06	75.53	0.00	384.85	5,893.65
2026		13.26	0.00	11.05	0.00	90.81	0.00	1,003.09	0.00	602.06	71.31	0.00	329.72	6,003.96
2027		12.57	0.00	10.48	0.00	90.81	0.00	951.27	0.00	602.06	67.63	0.00	281.58	6,089.60
2028		11.99	0.00	9.99	0.00	90.81	0.00	907.49	0.00	602.06	64.51	0.00	240.91	6,156.23
2029		11.39	0.00	9.49	0.00	90.81	0.00	862.18	0.00	602.06	61.29	0.00	198.82	6,206.20

Rem.		52.24	0.00	43.53	0.00	90.81	0.00	3,952.93	0.00	3,186.95	281.01	0.00	484.96	97.68
Total	21.4	362.30	0.00	301.92	0.00	90.81	0.00	27,417.55	0.00	12,432.38	1,949.10	2,507.00	10,529.07	6,303.88

Ult.		378.20	0.00
			Eco. Indicators

			Return on Investment (disc) :				3.744	Present Worth Profile (M$)
			Return on Investment (undisc) :				5.200	PW	5.00% :	7,973.13		PW	20.00% :	4,303.38
			Years to Payout :				1.50	PW	8.00% :	6,894.70		PW	30.00% :	3,169.56
			Internal Rate of Return (%) :				>1000	PW	10.00% :	6,303.88		PW	40.00% :	2,449.31
								PW	12.00% :	5,793.03		PW	50.00% :	1,956.03
								PW	15.00% :	5,146.03		PW	60.00% :	1,600.06

TRC Standard Eco.rpt

Date: 05/22/2015 12:29:17PM Partner: All Cases	ECONOMIC SUMMARY PROJECTION Rockdale-Minerva Field Evaluation Custom Selection Discount Rate : 10.00 As of:01/01/2015 2014 YE SEC RESERVES $94.99/BBL - PROVED & PROBABLE	Total Probable Rsv Class

Est. Cum Oil (Mbbl) :              0.00
Est. Cum Gas (MMcf) :            0.00
Est. Cum Water (Mbbl) :         0.00

		Oil	Gas	Oil	Gas	Oil	Gas	Oil & Gas	Misc.	Costs	Taxes	Invest.	NonDisc. CF	Cum
		Gross	Gross	Net	Net	Price	Price	Rev. Net	Rev. Net	Net	Net	Net	Annual	Disc. CF
Year		(Mbbl)	(MMcf)	(Mbbl)	(MMcf)	($/bbl)	($/Mcf)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)
2015		0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2016		27.15	0.00	22.62	0.00	90.81	0.00	2,054.27	0.00	194.73	146.04	2,507.00	-793.49	-707.40
2017		40.77	0.00	33.97	0.00	90.81	0.00	3,085.08	0.00	431.32	219.32	109.00	2,325.44	1,130.21
2018		27.98	0.00	23.32	0.00	90.81	0.00	2,117.65	0.00	432.00	150.54	0.00	1,535.11	2,233.23
2019		22.13	0.00	18.44	0.00	90.81	0.00	1,674.44	0.00	432.00	119.04	0.00	1,123.40	2,966.56

2020		18.67	0.00	15.56	0.00	90.81	0.00	1,413.20	0.00	432.00	100.46	0.00	880.74	3,489.02
2021		16.25	0.00	13.54	0.00	90.81	0.00	1,229.59	0.00	432.00	87.41	0.00	710.18	3,871.86
2022		14.51	0.00	12.09	0.00	90.81	0.00	1,098.34	0.00	432.00	78.08	0.00	588.26	4,160.13
2023		13.18	0.00	10.98	0.00	90.81	0.00	997.39	0.00	432.00	70.90	0.00	494.49	4,380.40
2024		12.15	0.00	10.12	0.00	90.81	0.00	919.30	0.00	432.00	65.35	0.00	421.94	4,551.26

2025		11.24	0.00	9.37	0.00	90.81	0.00	850.73	0.00	432.00	60.48	0.00	358.25	4,683.10
2026		10.51	0.00	8.76	0.00	90.81	0.00	795.50	0.00	432.00	56.55	0.00	306.95	4,785.80
2027		9.89	0.00	8.24	0.00	90.81	0.00	748.45	0.00	432.00	53.21	0.00	263.25	4,865.87
2028		9.38	0.00	7.82	0.00	90.81	0.00	709.69	0.00	432.00	50.45	0.00	227.24	4,928.71
2029		8.88	0.00	7.40	0.00	90.81	0.00	671.72	0.00	432.00	47.75	0.00	191.97	4,976.96

Rem.		49.03	0.00	40.86	0.00	90.81	0.00	3,710.07	0.00	2,888.16	263.75	0.00	558.16	109.62
Total	22.2	291.71	0.00	243.09	0.00	90.81	0.00	22,075.43	0.00	8,698.21	1,569.33	2,616.00	9,191.89	5,086.59

Ult.		291.71	0.00

			Eco. Indicators
			Return on Investment (disc) :				3.253	Present Worth Profile (M$)
			Return on Investment (undisc) :				4.514	PW	5.00% :	6,691.70		PW	20.00% :	3,209.10
			Years to Payout :				2.31	PW	8.00% :	5,651.60		PW	30.00% :	2,183.73
			Internal Rate of Return (%) :				201.41	PW	10.00% :	5,086.59		PW	40.00% :	1,558.23
								PW	12.00% :	4,601.33		PW	50.00% :	1,147.85
								PW	15.00% :	3,991.92		PW	60.00% :	864.56

TRC Standard Eco.rpt

Consultant

Kurt Mire, P.E. Senior Consultant – Reservoir Engineering/Project Management

Summary
Mr. Mire is a senior reservoir and production engineer with thirty (30) years of experience in E&P. This experience has been gained at major and independent oil companies and by projects done for Tier I consulting firms Ryder Scott Company and Netherland, Sewell & Associates. Domestic experience includes Louisiana, Texas, Gulf of Mexico, Mid-Continent, and Rocky Mountains. International experience includes Mexico, South America, Iraq, Trinidad, and Asia. He has proven skills in reservoir and production engineering, operations, reserves estimation, Monte Carlo simulation, nodal analysis, field studies, and property evaluations.

Experience- 30 years		Education
Mire & Associates, Inc., Houston	2004 – present	B.S., Petroleum Engineering
BP America, Houston	2001 – 2003	University of Louisiana at Lafayette, 1982
Independent Consultant, Lafayette, LA	1999 – 2001
Subsurface Consultants, Lafayette, LA	1993 – 1998
Black Gold Production Co., Hammond, LA	1991 – 1993
Independent Consultant Morgan City, LA	1988 – 1991
Texaco, Inc., Morgan City, LA	1983 – 1987